EXECUTION COPY
BACKUP SERVICING AGREEMENT
          BACKUP SERVICING AGREEMENT (the “Agreement”), dated as of May 23, 2008, among SYSTEMS & SERVICES TECHNOLOGIES, INC., a Delaware corporation (the “Backup Servicer”), CREDIT ACCEPTANCE CORPORATION, a Michigan corporation (“Credit Acceptance” or the “Servicer”), CAC WAREHOUSE FUNDING III, LLC, a Delaware limited liability company (the “Borrower”), and FIFTH THIRD BANK, an Ohio banking corporation, as collateral agent (the “Collateral Agent”) and as deal agent (the “Deal Agent”).
W I T N E S S E T H
:
          WHEREAS, Credit Acceptance, the Borrower, the Backup Servicer, the Deal Agent, the Liquidity Agent, Relationship Funding Company, LLC and the Collateral Agent have entered into a Loan and Security Agreement, dated as of the Closing Date (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”);
          WHEREAS, the parties to the Loan Agreement desire to obtain the services of the Backup Servicer to perform certain servicing functions and assume certain obligations with respect to the Loan Agreement, all as set forth herein, and the Backup Servicer has agreed to perform such functions and assume such obligations; and
          WHEREAS, for its services hereunder and with respect to the Loan Agreement, the Backup Servicer will receive a fee payable as described herein;
          NOW THEREFORE, in consideration for the mutual agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE 1
DEFINITIONS
     SECTION 1.1. Definitions. All capitalized terms not otherwise defined herein shall have the meanings specified in, or incorporated by reference to, the Loan Agreement. The following terms shall have the meanings specified below:
          “Aggregate Basis” means verification of only such aggregated amounts as are stated in the Monthly Report, and not as to any amount related to any Dealer Loan or Contract.
          “Assumption Date” has the meaning specified in Section 2.3(a).
          “Backup Servicer Event of Default” has the meaning specified in Section 4.1.
          “Backup Servicer’s Certificate” has the meaning specified in Section 2.10.

          “Backup Servicing Fee” means, as to each Payment Date, $4,000; provided, however, that if the Backup Servicer becomes the successor Servicer, such fee shall no longer be paid.
          “Continued Errors” has the meaning specified in Section 2.2(c)(iii).
          “Errors” has the meaning specified in Section 2.2(c)(iii).
          “Liability” has the meaning specified in Section 2.2(c)(i).
          “Live Data Files” has the meaning specified in Section 2.6(a).
          “Material Adverse Change” means any circumstance or event which in the reasonable judgment of the Deal Agent: (a) may be reasonably expected to cause a material adverse change to the validity or enforceability of this Agreement or the Loan Agreement; or (b) may be reasonably expected to materially impair the ability of the Backup Servicer to fulfill its obligations under this Agreement or the Loan Agreement.
          “Servicer’s Data File” has the meaning specified in Section 2.1(a).
          “Service-Related Activities” means the services and service-related activities and the servicer-related responsibilities of the Servicer provided for under the Loan Agreement as modified or eliminated herein with respect to the Backup Servicer.
          “Servicing Fee” has the meaning given such term in Section 1.1 of the Loan Agreement.
          “Successor Backup Servicer” has the meaning specified in Section 2.4(b).
          “Third Party” has the meaning specified in Section 2.9(d).
     SECTION 1.2. Usage of Terms. With respect to all terms in this Agreement, the singular includes the plural and the plural the singular; words importing any gender include the other gender; references to “writing” include printing, typing, lithography, and other means of reproducing words in a visible form; references to agreements and other contractual instruments include all subsequent amendments thereto or changes therein entered into in accordance with their respective terms and not prohibited by this Agreement; references to Persons include their permitted successors and assigns; and the term “including” means “including without limitation.”
     SECTION 1.3. Section References. All section references shall be to Sections in this Agreement (unless otherwise provided).

ARTICLE 2
ADMINISTRATION AND COLLECTION
     SECTION 2.1. Reconciliation of Monthly Reports.
          (a) No later than 9:00 A.M. New York City time on the third Business Day following the end of each Collection Period, the Servicer shall send to the Backup Servicer an electronic file, detailing the Collections received during the prior Collection Period and all other information in its possession relating to the Dealer Loans and the Contracts as may be necessary for the complete and correct completion of each Monthly Report (the “Servicer’s Data File”) (to the extent of the information required to be provided by the Servicer). Such electronic file shall be in the form and have the specifications as may be agreed to between the Servicer and the Backup Servicer from time to time. The Backup Servicer shall, within one (1) day of the receipt thereof, load the Servicer’s Data File and confirm that it is in readable form. If the Backup Servicer determines that the Servicer’s Data File is not in readable form, the Backup Servicer shall immediately upon discovery thereof notify the Servicer and the Deal Agent by telephone, and upon such notification, the Servicer shall prepare and send a replacement Servicer’s Data File to the Backup Servicer satisfying the Backup Servicer’s specifications, for receipt by the Backup Servicer on the next Business Day.
          (b) No later than the end of the second Business Day prior to each Determination Date, the Servicer shall furnish to the Backup Servicer the Monthly Report related to the prior Collection Period together with all other information necessary for preparation of such Monthly Report and necessary to determine the application of Collections as provided in the Loan Agreement. The Backup Servicer shall review the information contained in the Monthly Report against the information on the Servicer’s Data File, on an Aggregate Basis. No later than three (3) Business Days after the Backup Servicer’s receipt of each Monthly Report, the Backup Servicer shall notify the Servicer and the Deal Agent of any inconsistencies between the Monthly Report and the information contained in the Servicer’s Data File; provided, however, in the absence of a reconciliation, the Monthly Report shall control for the purpose of calculations and distributions with respect to the related Distribution Date. If the Backup Servicer and the Servicer are unable to reconcile discrepancies with respect to a Monthly Report prior to the related Distribution Date, the Servicer shall cause a firm of independent accountants, at the Servicer’s expense, to audit the Monthly Report and, prior to the third Business Day, but in no event later than the fifth calendar day, of the following month, reconcile the discrepancies. The effect, if any, of such reconciliation shall be reflected in the Monthly Report for such next Distribution Date. The Backup Servicer shall only review the information provided by the Servicer in the Monthly Report and in the Servicer’s Data File and its obligation to report any inconsistencies shall be limited to those determinable from such information.
          (c) The Backup Servicer and the Servicer shall attempt to reconcile any such inconsistencies and/or to furnish any omitted information and the Servicer shall amend the Monthly Report to reflect the results of the reconciliation or to include any omitted information.
          (d) The Servicer shall provide monthly, or as otherwise requested, to the Backup Servicer, or its agent, information on the Dealer Loans and related Contracts sufficient to enable the Backup Servicer to assume the responsibilities as successor servicer under the Loan Agreement and service and collect the Dealer Loans and related Contracts.
          (e) The Servicer shall provide the Backup Servicer with any and all updates to the master file data layout and copy book information necessary due to system changes or modifications, which may require changes to the Backup Servicer’s applications necessary to read the Servicer’s Data File.
     SECTION 2.2. Review and Verification.
          (a) Notwithstanding anything in Section 2.1 to the contrary, on or before the end of the second Business Day prior to each Determination Date, the Servicer shall provide sufficient data to the Backup Servicer to allow the Backup Servicer to review and to verify the mathematical accuracy of the Monthly Report on an Aggregate Basis related thereto and determine the following:
     (i) that such Monthly Report is complete on its face;
     (ii) that the amounts credited to and withdrawn from the Collection Account and the balance of such account, as set forth in the records of the Collateral Agent and Servicer are the same as the amount set forth in the Monthly Report; and
     (iii) that the amounts credited to and withdrawn from the Reserve Account and the balance of such account, as set forth in the records of the Collateral Agent and Servicer are the same as the amount set forth in the Monthly Report.
          (b) The Backup Servicer shall, on or before the Determination Date with respect to any Collection Period, verify the mathematical accuracy of the Monthly Report in its entirety, which shall include but not be limited to the following:
     (i) the amount of the related distribution allocable to principal;
     (ii) the amount of the related distribution allocable to interest;
     (iii) the amount of the related distribution payable out of the Reserve Account;
     (iv) the Aggregate Outstanding Eligible Loan Net Balance, the Aggregate Outstanding Eligible Loan Balance and the aggregate Outstanding Balance of all Eligible Contracts as of the close of business on the last day of the preceding Collection Period;
     (v) the outstanding Capital;

     (vi) the amount of the Servicing Fee paid to the Servicer with respect to the related Collection Period and/or due but unpaid with respect to such Collection Period or prior Collection Periods, as the case may be;
     (vii) the Required Reserve Account Amount;
     (viii) the total amount of Collections for the related Collection Period; and
     (ix) in the aggregate, the Release Price, Retransfer Amount and/or Nonconforming Contract Payment Amount, if any, that was paid in such period pursuant to Section 4.5(a), Section 4.5(b) and/or Section 6.2 of the Loan Agreement, as applicable.
          (c) The Backup Servicer shall provide written notice to the Deal Agent with respect to whether there are any inconsistencies or deficiencies with respect to its review and verification set forth in paragraphs (a) and (b) above and, if any, shall provide a description thereof as set forth in Section 2.10 hereof. In the event of any discrepancy between the information set forth in subparagraphs (a) and (b) above, as calculated by the Servicer, from that determined or calculated by the Backup Servicer, the Backup Servicer shall promptly notify the Servicer and, if within three (3) days of such notice being provided to the Servicer, the Backup Servicer and the Servicer are unable to resolve such discrepancy, the Backup Servicer shall promptly (but in any event within three Business Days) notify the Deal Agent of such discrepancy.
     (i) Other than as specifically set forth elsewhere in this Agreement, the Backup Servicer shall have no obligation to supervise, verify, monitor or administer the performance of the Servicer and shall have no duty, responsibility, obligation, or liability (collectively “Liability”) for any action taken or omitted by the Servicer.
     (ii) The Backup Servicer shall consult with the Servicer as may be necessary from time to time to perform or carry out the Backup Servicer’s obligations hereunder, including the obligation, if requested in writing by the Deal Agent, to succeed within thirty (30) days to the duties and obligations of the Servicer pursuant to Section 2.3.
     (iii) Except as otherwise provided in this Agreement, the Backup Servicer may accept and reasonably rely on all accounting, records and work of the Servicer without audit, and the Backup Servicer shall have no Liability for the acts or omissions of the Servicer or for the inaccuracy of any data provided, produced or supplied by the Servicer. If any error, inaccuracy or omission (collectively, “Errors”) exists in any information received from the Servicer, and such Errors should cause or materially contribute to the Backup Servicer making or continuing any Errors (collectively, “Continued Errors”), the Backup Servicer shall have no Liability for such Continued Errors; provided, however, that this provision shall not protect the Backup Servicer against any Liability which would otherwise be imposed by reason of willful misfeasance, bad faith or gross negligence in discovering or correcting any Error or in the performance of its duties hereunder or under the Loan Agreement. In the event the Backup Servicer becomes aware of Errors or Continued Errors which, in the opinion of the Backup Servicer impairs its ability to perform its services hereunder, the Backup Servicer may, with the prior consent of the Deal Agent, undertake to reconstruct and reconcile such data as it deems appropriate to correct such Errors and Continued Errors and prevent future Continued Errors. The Backup Servicer shall be entitled to recover its costs thereby expended from the Servicer.
     (iv) The Backup Servicer and its officers, directors, employees and agents shall be indemnified by the Servicer and the Borrower from and against all claims, damages, losses or expenses reasonably incurred by the Backup Servicer (including reasonable attorney’s fees and expenses) arising out of claims asserted against the Backup Servicer on any matter arising out of this Agreement to the extent the act or omission giving rise to the claim accrues before the Assumption Date, except for any claims, damages, losses or expenses arising from the Backup Servicer’s own willful misfeasance, bad faith or gross negligence; provided, however, that any obligation or liability of the Borrower hereunder shall be limited to any amounts payable by the Borrower pursuant to Section 2.7 of the Loan Agreement. The obligations of the Servicer and the Borrower under this Section shall survive the termination of this Agreement and the earlier resignation or removal of the Backup Servicer.
     (v) To the extent the Backup Servicer requires any information supplementing reports or data that is to be provided to it pursuant to the Transaction Documents in order to complete its verification duties, the Backup Servicer’s verification duties are conditioned upon timely receipt by the Backup Servicer of such information.
     SECTION 2.3. Assumption of Servicer’s Obligations.
          (a) The Backup Servicer agrees that within 30 days of receipt of a written notice from the Deal Agent of the termination of the rights and obligations of Credit Acceptance as Servicer pursuant to the Loan Agreement, and without further notice, the Backup Servicer shall, subject to the exclusions stated herein, assume the Service-Related Activities of Credit Acceptance under the Loan Agreement (the “Assumption Date”) and further agrees that it shall assume all such Service-Related Activities in accordance with the requirements, terms and conditions set forth in the Loan Agreement and this Agreement. In the event of a conflict between any provision of the Loan Agreement and this Agreement, this Agreement shall be controlling.
          (b) In the event of an assumption by the Backup Servicer of the Servicer-Related Activities of Credit Acceptance under the Loan Agreement, the Backup Servicer shall be obligated to perform the obligations imposed on the Servicer under the Loan Agreement.

          (c) Following the Assumption Date, the Deal Agent, in its sole and absolute discretion, may terminate all of the Backup Servicer’s management, administrative, servicing and collection rights and obligations with respect to the Dealer Loans and Contracts upon ninety (90) days prior written notice (such notice, a “Discretionary Termination Notice”) of such termination to the Backup Servicer (any such termination of servicing, a “Discretionary Termination”). A Termination Fee equal to the product of three (3) times the Servicing Fee for the month in which the Discretionary Termination Notice is received shall be payable by the Borrower with respect to any such Discretionary Termination.
     SECTION 2.4. Servicing and Retention of Servicer.
          (a) Subject to early termination of the Backup Servicer due to the occurrence of a Backup Servicer Event of Default, or pursuant to Article 4, or as otherwise provided in this Section 2.4, on and after the Assumption Date, the Backup Servicer shall be responsible for the servicing, administering, managing and collection of the Dealer Loans and Contracts in accordance herewith and the Loan Agreement.
          (b) In the event of a Backup Servicer Event of Default, the Deal Agent shall have the right to terminate the Backup Servicer as successor Servicer and Backup Servicer hereunder. Upon the termination or resignation of the Backup Servicer hereunder, the Deal Agent shall have the right to appoint a successor Backup Servicer (the “Successor Backup Servicer”) and enter into a backup servicing agreement with such Successor Backup Servicer at such time and exercise all of its rights under the Loan Agreement; provided, however, that if such termination or resignation of the Backup Servicer occurs prior to the Assumption Date, the appointment of the Successor Backup Servicer shall be mutually acceptable to Credit Acceptance and the Deal Agent. Such backup servicing agreement shall specify the duties and obligations of the Successor Backup Servicer, and all references herein and in the Loan Agreement to the Backup Servicer shall be deemed to refer to such Successor Backup Servicer.
          (c) The Backup Servicer shall not resign from the obligations and duties imposed on it by this Agreement or the Loan Agreement, as successor servicer or as Backup Servicer, as applicable, except upon a determination that by reason of a change in legal requirements, the performance of its duties hereunder or under the Loan Agreement would cause it to be in violation of such legal requirements in a manner which would have a material adverse effect on the Backup Servicer, and the Deal Agent does not elect to waive the obligations of the Backup Servicer to perform the duties which render it legally unable to act or to delegate those duties to another Person. Any such determination permitting the resignation of the Backup Servicer pursuant to this Section 2.4(c) shall be evidenced by an opinion of counsel to such effect delivered and acceptable to the Deal Agent. No resignation of the Backup Servicer shall become effective until an entity reasonably acceptable to the Deal Agent shall have assumed the responsibilities and obligations of the Backup Servicer.
          (d) Any Person: (i) into which the Backup Servicer may be merged or consolidated; (ii) resulting from any merger or consolidation to which the Backup Servicer shall be a party; (iii) which acquires by conveyance, transfer or lease substantially all of the assets of the Backup Servicer; or (iv) succeeding to the business of the Backup Servicer, in any of the foregoing cases shall execute an agreement of assumption to perform every obligation of the Backup Servicer under this Agreement and the Loan Agreement, whether or not such assumption agreement is executed, shall be the successor to the Backup Servicer under this Agreement and the Loan Agreement without the execution or filing of any paper or any further act on the part of any of the parties to this Agreement or the Loan Agreement, anything herein or therein to the contrary notwithstanding; provided, however, that nothing contained herein or therein shall be deemed to release the Backup Servicer from any obligation hereunder or under the Loan Agreement.
          (e) Following the Assumption Date, the Backup Servicer shall be required to deliver to the Deal Agent on or before one hundred twenty (120) days after the end of the Backup Servicer’s fiscal year, with respect to such fiscal year, a copy of its annual SAS-70 and its audited financial statements for such fiscal year.
          (f) Concurrently with the delivery of the financial reports delivered under (e) above, a report in substantially the form attached to this Agreement as Exhibit I and certified by the chief financial officer of the Backup Servicer, certifying that no Backup Servicer Event of Default and no event which, with the giving of notice or the passage of time, would become a Backup Servicer Event of Default has occurred and is continuing or, if any such Backup Servicer Event of Default or other event has occurred and is continuing, such a Backup Servicer Event of Default has occurred and is continuing, the action which the Backup Servicer has taken or proposes to take with respect thereto, shall be delivered to the Deal Agent.
     SECTION 2.5. Servicing Duties of the Backup Servicer. On and after the Assumption Date:
          (a) The Backup Servicer shall take or cause to be taken all such action as may be necessary or advisable to collect all amounts due under the Dealer Loans and Contracts from time to time, all in accordance with applicable laws, rules and regulations, with reasonable care and diligence, and in accordance with the Collection Guidelines. There shall be no recourse to the Backup Servicer with regard to the Dealer Loans and Contracts. The Backup Servicer shall hold in trust for the Collateral Agent all records which evidence or relate to all or any part of the Collateral. In the event that a Successor Backup Servicer is appointed, the outgoing Backup Servicer shall deliver to the Successor Backup Servicer and the Successor Backup Servicer shall hold in trust for the Collateral Agent all records which evidence or relate to all or any part of the Collateral.
          (b) The Backup Servicer shall as soon as practicable upon demand, deliver to the Servicer all records in its possession which evidence or relate to indebtedness of an Obligor which is not a Dealer Loan or Contract.
          (c) The Backup Servicer shall remit to the Collection Account within two (2) Business Days of receipt, all Collections.
          (d) In addition to the obligations of the Backup Servicer under this Agreement, the Backup Servicer shall perform all of the obligations of the Servicer as servicer under the Loan Agreement, except as set forth in Section 2.3(b) hereof. Without limiting the foregoing and anything provided for herein, the Backup Servicer shall perform the following in substantially the same manner and level at which Credit Acceptance performs such on the date hereof: (a) customer service inquiries/responsibilities; (b) collections on delinquent and charged-off contracts; (c) insurance monitoring and the making of claims with respect thereto; (d) creating the Monthly Reports; (e) repossession and other legal actions; (f) statements to performing contracts and other correspondence; (g) reconciliation of dealer holdback payments; (h) inventory management; (i) maintenance of lock-box accounts; (j) electronic skip tracing; and (k) document storage and title maintenance.
     SECTION 2.6. Other Obligations of the Backup Servicer and Servicer.
          (a) No later than the 10th day of each calendar month until the earlier of the Assumption Date or the termination of this Agreement, Credit Acceptance shall provide a Live Data File (as defined below) transmission to the Backup Servicer, which shall include the Dealer Loan and Contract master file, the transaction history file and all other files necessary to carry out the Service-Related Activities received in connection herewith (the “Live Data Files”). The Backup Servicer shall convert the Live Data Files to its internal systems, and no later than five (5) Business Days after the receipt thereof, shall confirm in writing to Credit Acceptance and the Deal Agent the accuracy and completeness of the conversion; provided, however, that such confirmation shall not be deemed to apply to the accuracy of the Live Data Files as provided by Credit Acceptance, but shall be deemed only to apply to the accuracy of the conversion of the Live Data Files to the Backup Servicer’s internal systems. In the event of any changes in format with respect to either Credit Acceptance or the Backup Servicer, Credit Acceptance and the Backup Servicer shall coordinate with each other for the replacement of the data files with files in the correct format, modified accordingly. To verify that Live Data Files have been accurately converted to the Backup Servicer’s internal servicing system, the Backup Servicer will provide Credit Acceptance and the Deal Agent with such reports as are mutually agreed upon by Credit Acceptance and the Backup Servicer from time to time. Credit Acceptance reserves the right to review converted data on the Backup Servicer’s system either by performing an onsite review of the Backup Servicer’s systems or, at Credit Acceptance’s sole expense, by having remote access to the Backup Servicer’s systems.
          (b) In connection with the Backup Servicer assuming the obligations of Servicer hereunder and under the Loan Agreement, Credit Acceptance agrees that it shall: (i) promptly make available to the Backup Servicer access to all records and information in the possession of Credit Acceptance related to the Dealer Loans and the Contracts as may be necessary or reasonably requested by the Backup Servicer in connection with the performance of the Backup Servicer’s obligations hereunder and thereunder; and (ii) cooperate in good faith with the Backup Servicer and the Deal Agent in connection with any transition of the servicing of the Dealer Loans and Contracts to the Backup Servicer.
     SECTION 2.7. Servicing Compensation. As compensation for the performance of its obligations under this Agreement and with respect to the Loan Agreement, the Backup Servicer is entitled to: (i) prior to the Assumption Date, the Backup Servicing Fee and (ii) after the

Assumption Date, the sum of: (A) the Servicing Fee, (B) any Repossession Expenses, (C) any Reliening Expenses and (D) any Transition Expenses.
     SECTION 2.8. Collateral Agent’s Rights. At any time following the Assumption Date:
          (a) The Collateral Agent or the Backup Servicer may direct that payment of all amounts payable under any Dealer Loans or Contracts be made directly to the Backup Servicer, the Collateral Agent or its designee.
          (b) The Servicer shall, (unless otherwise directed by the Deal Agent) (i) assemble all of the records relating to the Collateral and shall make the same available to the Backup Servicer (or the Collateral Agent if so directed by the Deal Agent) at a place selected by the Backup Servicer or the Collateral Agent, as applicable; provided, however, that the Servicer will be entitled to retain copies of all records provided pursuant to this Section 2.8(b), and (ii) segregate all cash, checks and other instruments received by it from time to time constituting Collections in a manner acceptable to the Deal Agent and shall, promptly upon receipt but no later than one (1) Business Day after receipt, remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, as directed by the Deal Agent or the Backup Servicer.
          (c) Credit Acceptance hereby authorizes the Collateral Agent and the Backup Servicer to take any and all steps in Credit Acceptance’s name and on behalf of Credit Acceptance necessary or desirable, in the determination of the Backup Servicer or the Collateral Agent acting in “good faith” (as such term is defined in Article 9 of the UCC), to collect all amounts due under any and all of the Dealer Loans, including, without limitation, endorsing Credit Acceptance’s name on checks and other instruments representing Collections and enforcing the Dealer Loans and Contracts; provided, however, that the Collateral Agent shall not have an affirmative obligation to carry out such duties.
     SECTION 2.9. Liability of the Backup Servicer; Standard of Care.
          (a) The Backup Servicer shall not be liable for its actions or omissions hereunder except (i) for its negligence, willful misconduct or breach of this Agreement not caused by another party to this Agreement, or (ii) for any recitals, statements, representations or warranties made expressly by the Backup Servicer.
          (b) The Backup Servicer shall indemnify, defend and hold harmless the Servicer and its respective officers, directors, agents and employees from and against any and all costs, expenses, losses, claims, damages and liabilities to the extent that such cost, expense, loss, claim, damage or liability arose out of, or was imposed upon the Servicer through the Backup Servicer’s breach of this Agreement, the willful misfeasance, bad faith or negligence of the Backup Servicer in the performance of its duties under this Agreement or by reason of reckless disregard of its obligations and duties under this Agreement.
          (c) The Servicer shall indemnify, defend and hold harmless the Backup Servicer and its respective officers, directors, agents and employees from and against any and all costs, expenses, losses, claims, damages and liabilities to the extent that such cost, expense, loss, claim, damage or liability arose out of, or was imposed upon the Backup Servicer through the Servicer’s breach of this Agreement, the willful misfeasance, bad faith or negligence of the Servicer in the performance of its duties under this Agreement or by reason of reckless disregard of its obligations and duties under this Agreement.
          (d) The Backup Servicer may accept and reasonably rely on all accounting and servicing records and other documentation provided to the Backup Servicer by or at the direction of the Servicer, including documents prepared or maintained by any originator, or previous servicer, or any party providing services related to the Dealer Loans or Contracts (collectively, the “Third Party”). The Servicer agrees to indemnify (subject to the limitation provided in subsection (e) below) and hold harmless the Backup Servicer, its respective officers, employees and agents against any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, fees and expenses that the Backup Servicer may sustain in any way related to the negligence or misconduct of any Third Party with respect to the Dealer Loans or Contracts. The Backup Servicer shall have no Liability for the acts or omissions of any such Third Party or for the inaccuracy of any data provided, produced or supplied by such Third Party. If any Error exists in any information provided to the Backup Servicer and such Errors cause or materially contribute to the Backup Servicer making a Continuing Error, the Backup Servicer shall have no liability for such Continued Errors; provided, however, that this provision shall not protect the Backup Servicer against any liability which would otherwise be imposed by reason of willful misfeasance, bad faith or gross negligence in discovering or correcting any error or in the performance of its duties contemplated herein.
          In the event the Backup Servicer becomes aware of Errors and/or Continued Errors which, in the opinion of the Backup Servicer, impair its ability to perform its services hereunder, the Backup Servicer shall promptly notify the Servicer and the Deal Agent of such Errors and/or Continued Errors. With the prior consent of the Servicer and the Deal Agent, the Backup Servicer may undertake to reconstruct any data or records appropriate to correct such Errors and/or Continued Errors and to prevent future Continued Errors. The Backup Servicer shall be entitled to recover its costs thereby expended from the Servicer.
          (e) Indemnification under this Article shall include, without limitation, reasonable fees and expenses of counsel and expenses of litigation. If the indemnifying party has made any indemnity payments pursuant to this Article and the recipient thereafter collects any of such amounts from others, the recipient shall promptly repay such amounts collected to the indemnifying party, together with any interest earned thereon.
          (f) In performing the Service-Related Activities contemplated by this Agreement, the Backup Servicer agrees to comply in all respects with the applicable state and federal laws and will carry out such activities with the same degree of care as that provided for the Servicer under the Loan Agreement. The Backup Servicer shall maintain all state and federal licenses and franchises necessary for it to perform Service-Related Activities. The Backup Servicer shall not have any Liability for any Error or Continued Error by the Servicer, or for any error, inaccuracy or omission of the Servicer before the Backup Servicer assumes the Service-Related Activities.

          (g) Neither the Backup Servicer nor any of the directors or officers or employees or agents of the Backup Servicer shall be under any liability to the Servicer or any party to this Agreement or the Loan Agreement except as provided in this Agreement, for any action taken or for refraining from the taking of any action in good faith pursuant to this Agreement; provided, however, that this provision shall not protect the Backup Servicer or any such person against any liability that would otherwise be imposed by reason of a breach of this Agreement or willful misfeasance, bad faith or gross negligence (excluding errors in judgment) in the performance of duties, by reason of reckless disregard of obligations and duties under this Agreement or any violation of law by the Backup Servicer or such person, as the case may be. The Backup Servicer and any director, officer, employee or agent of the Backup Servicer may conclusively rely and shall be fully protected in acting or refraining from acting upon any document, certificate, instrument, opinion, notice, statement, consent, resolution, entitlement order, approval or conversation believed by it to be genuine and made by the proper person and upon the advice or opinion of counsel or other experts selected by it. The Backup Servicer shall not be liable for an error of judgment made in good faith by a Responsible Officer of the Backup Servicer, unless it shall be proven that the Backup Servicer was negligent in ascertaining the pertinent facts.
          (h) The Backup Servicer shall maintain its existence and rights as a corporation under the laws of the jurisdiction of its incorporation, and will obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which the failure to so qualify would have an adverse effect on the validity or enforceability of any Contract, Dealer Agreement, this Agreement or on the ability of the Backup Servicer to perform its duties under this Agreement or the Loan Agreement.
          (i) The provisions of this Section shall survive the termination of this Agreement.
          (j) The Backup Servicer shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, entitlement order, approval or other paper or document.
          (k) The Backup Servicer may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents, attorneys, custodians or nominees appointed with due care.
          (l) To the extent that the Backup Servicer is not indemnified by the Servicer pursuant to Section 2.2 hereunder and under the Loan Agreement, such amounts shall be reimbursable by the Borrower pursuant to the extent of amounts available therefor and in accordance with the priorities for payment set forth in Section 2.7(a) of the Loan Agreement.
          (m) Notwithstanding anything to the contrary contained herein, in no event shall the Backup Servicer be liable for special, indirect, or consequential damages of any kind whatsoever, including but not limited to lost profits, even if the Backup Servicer has been advised of the likelihood of such loss or damage and regardless of the form of action.

     SECTION 2.10. Backup Monthly Report. Prior to the Assumption Date, on or before 12:00 noon (New York City time) on the Business Day preceding each Distribution Date, the Backup Servicer shall deliver or cause to be delivered to the Deal Agent a report (the “Backup Servicer’s Monthly Report”), in form and substance satisfactory to Deal Agent, signed by an officer of the Backup Servicer, stating that: (i) the Backup Servicer has loaded the Servicer’s Data File as described in Section 2.1(a) on its hardware; (ii) a review of the Monthly Report for the related Distribution Date has been made under such officer’s supervision; (iii) the Backup Servicer has received the Live Data File described in Section 2.6(a); and (iv) to such officer’s knowledge: (x) the electronic media is in readable form; (y) with respect to the review and verification set forth in Section 2.2(a) and 2.2(b), the data on the Servicer’s Data File tie to the related Monthly Report resulting in no discrepancies between them; and (z) the Monthly Report does not contain any errors in accordance with the review criteria set forth in Section 2.2(a) hereunder. If the preceding statements cannot be made in the affirmative, the applicable officer shall state the nature of any and all anomalies, discrepancies and errors, and indicate all actions it is currently taking with the Servicer to reconcile and/or correct the same. Each Backup Servicer’s Monthly Report shall be dated as of the related Determination Date. Upon the request of the Deal Agent, a Backup Servicer’s Monthly Report shall be accompanied by copies of any third party reports relied on or obtained in connection with the Backup Servicer’s duties hereunder. The Backup Servicer, with respect to the Backup Servicer’s Monthly Report, shall not be responsible for delays attributable to the failure of the Servicer or any other Person to deliver information, defects in the information supplied by the Servicer or any other Person or other circumstances beyond the control of the Backup Servicer. After the Assumption Date, the Backup Servicer shall deliver the Monthly Report in accordance with the Loan Agreement.
     SECTION 2.11. Backup Servicer’s Expenses. The Backup Servicer shall be required to pay all expenses incurred by it in connection with its activities hereunder, including fees and disbursements of independent accountants, taxes imposed on the Backup Servicer and expenses incurred in connection with distributions and reports to the Servicer and the Deal Agent. When the Backup Servicer incurs expenses after the occurrence of a Servicer Termination Event or Termination Event, in either case, under the Loan Agreement, the parties hereto intend that such expenses constitute expenses of administration under the Bankruptcy Code or any other applicable Federal or State bankruptcy, insolvency or similar law.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES
     SECTION 3.1. Representations and Warranties of the Backup Servicer. The Backup Servicer represents, warrants and covenants as of the date of execution and delivery of this Agreement:
          (a) Organization and Good Standing. The Backup Servicer has been duly organized and is validly existing as a corporation in good standing under the laws of Delaware, with power, authority and legal right to own its properties and to conduct its business as such properties are currently owned and such business is currently conducted, and had at all relevant times, and now has, power, authority and legal right to enter into and perform its obligations under this Agreement or the Loan Agreement.

          (b) Due qualification. The Backup Servicer is duly qualified to do business as a corporation in good standing, and has obtained all necessary licenses and approvals, in all jurisdictions where the failure to do so would materially and adversely affect the performance of its obligations under this Agreement or the Loan Agreement.
          (c) Power and Authority. The Backup Servicer has the power and authority to execute and deliver this Agreement and to carry out the terms hereof; and the execution, delivery and performance of this Agreement have been duly authorized by the Backup Servicer by all necessary corporate action.
          (d) Binding Obligation. This Agreement shall constitute the legal, valid and binding obligation of the Backup Servicer enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by equitable limitations on the availability of specific remedies, regardless of whether such enforceability is considered in a proceeding in equity or at law.
          (e) No Violation. The execution and delivery of this Agreement, the consummation of the transactions contemplated by this Agreement, and the fulfillment of the terms hereof, shall not conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time, or both) a default under, the certificate of incorporation or bylaws of the Backup Servicer, or any indenture, agreement, mortgage, deed of trust or other instrument to which the Backup Servicer is a party or by which it is bound, or result in the creation or imposition of any lien upon any of its properties pursuant to the terms of any such indenture, agreement, mortgage, deed of trust or other instrument, other than this Agreement, or violate any law, order, rule or regulation applicable to the Backup Servicer of any court or of any federal or state regulatory body, administrative agency or other governmental instrumentality having jurisdiction over the Backup Servicer or any of its properties.
          (f) No Proceedings. There are no proceedings or investigations pending or, to the Backup Servicer’s knowledge, threatened against the Backup Servicer, before any court, regulatory body, administrative agency or other tribunal or governmental instrumentality having jurisdiction over the Backup Servicer or its properties: (i) asserting the invalidity of this Agreement, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement, or (iii) seeking any determination or ruling that might materially and adversely affect the performance by the Backup Servicer of its obligations under, or the validity or enforceability of, this Agreement.
          (g) The Backup Servicer is not required to obtain the consent of any other party or any consent, license, approval or authorization, or registration or declaration with, any governmental authority, bureau or agency in connection with the execution, delivery, performance, validity or enforceability of this Agreement.
          (h) Facilities. The Backup Servicer has adequate facilities and employees in place to handle the following, in accordance with its Collection Guidelines, including, but not limited to: (i) customer service inquiries/responsibilities; (ii) collections on delinquent and charged-off contracts; (iii) insurance monitoring and the making of claims with respect thereto; (iv) creating the Monthly Reports; (v) repossession and other legal actions; (vi) statements to performing accounts and other correspondence; (vii) reconciliation of dealer holdback payments; (viii) inventory management; (ix) maintenance of lock-box accounts; (x) electronic skip tracing; and (xi) document storage and title maintenance.
          (i) The Backup Servicer shall take all actions it deems necessary to commence servicing within 30 days of receipt of written notice from the Deal Agent, including without limitation, hiring and training new personnel and purchasing any necessary equipment.
          (j) The Backup Servicer will keep gateways, hardware, software, systems and the interface used to fulfill its obligations hereunder up-to-date as necessary to ensure continuing compatibility with Credit Acceptance’s systems, utilized by Credit Acceptance in its capacity as Servicer, and otherwise maintain a technology platform that will enable the Backup Servicer to fulfill its obligations at all times, provided that the Backup Servicer will not be responsible for ensuring compatibility with systems changed or modified by Credit Acceptance unless Credit Acceptance notifies the Backup Servicer of such changes or modifications.
          (k) The Backup Servicer and all of its employees performing the services described hereunder will perform such services in accordance with industry standards applicable to the performance of such services, and with the same degree of care as it applies to the performance of such services for any assets which the Backup Servicer holds for its own account.
          (l) Upon a Backup Servicer Event of Default, the Backup Servicer shall promptly (but in any event within two (2) business days) notify the Servicer and the Deal Agent of such Backup Servicer Event of Default.
ARTICLE 4
TERMINATION
     SECTION 4.1. Backup Servicer Event of Default.
          For purposes of this Agreement, any of the following shall constitute a “Backup Servicer Event of Default”:
          (a) Failure on the part of the Backup Servicer duly to observe or perform in any material respect any covenant or agreement of the Backup Servicer set forth in this Agreement, which failure continues unremedied for a period of 30 days after the date on which the Backup Servicer shall have actual knowledge thereof or written notice of such failure, requiring the same to be remedied, shall have been given to the Backup Servicer by the Deal Agent.
          (b) Any failure by the Backup Servicer (x) after the Assumption Date to deposit to the Collection Account any amount required to be deposited by the Servicer and such failure shall continue unremedied for a period of two (2) days or (y) to deliver to the Deal Agent, any Backup Servicer’s Monthly Report on the related Distribution Date that shall continue unremedied for a period of one (1) Business Day.
          (c) The entry of a decree or order by a court or agency or supervisory authority having jurisdiction in the premises for the appointment of a conservator, receiver, or liquidator for the Backup Servicer in any insolvency, readjustment of debt, marshalling of assets and liabilities, or similar proceedings, or for the winding up or liquidation of its respective affairs, and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days or the entry of any decree or order for relief in respect of the Backup Servicer under any bankruptcy, reorganization, compromise, arrangement, insolvency, readjustment of debt, or similar law, whether now or hereafter in effect, which decree or order for relief continues unstayed and in effect for a period of 60 consecutive days.
          (d) The consent by the Backup Servicer to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities, or similar proceedings of or relating to the Backup Servicer or relating to substantially all of its property; or the admission by the Backup Servicer in writing of its inability to pay its debts generally as they become due, the filing by the Backup Servicer of a petition to take advantage of any applicable insolvency or reorganization statute, the making by the Backup Servicer of an assignment for the benefit of its creditors, or the voluntarily suspension by the Backup Servicer of payment of its obligations.
          (e) Any representation, warranty or statement of the Backup Servicer made in this Agreement or any certificate, report or other writing delivered by the Backup Servicer pursuant hereto shall prove to be incorrect in any material respect as of the time when the same shall have been made and, within 30 days after written notice thereof shall have been given to the Backup Servicer by the Deal Agent, the circumstances or condition in respect of which such representation, warranty or statement was incorrect shall not have been eliminated or otherwise cured.
     SECTION 4.2. Consequences of a Backup Servicer Event of Default.
          If a Backup Servicer Event of Default has occurred and is continuing, the Deal Agent may, by notice given in writing to the Backup Servicer, terminate all of the rights and obligations of the Backup Servicer under this Agreement. On or after the receipt by the Backup Servicer of such written notice, all authority, power, obligations and responsibilities of the Backup Servicer under this Agreement shall be terminated. The terminated Backup Servicer agrees to cooperate with the Deal Agent in effecting the termination of the responsibilities and rights of the terminated Backup Servicer under this Agreement.
     SECTION 4.3. Backup Servicing Termination.
          Prior to the time the Backup Servicer receives a notice from the Deal Agent that the Backup Servicer will become the Servicer, the Backup Servicer may terminate this Agreement for any reason in its sole judgment and discretion upon delivery of 90 days advance written notice to the Deal Agent or the Collateral Agent of such termination.

     SECTION 4.4. Return of Confidential Information.
          Upon termination of this Agreement, the Backup Servicer shall, at the direction of the Deal Agent, promptly return all written confidential information and any related electronic and written files and correspondence in its possession as are related to this Agreement and the Service-Related Activities contemplated hereunder. The Backup Servicer shall provide reasonable access to its facilities and assistance to any successor servicer or other party assuming the servicing responsibilities, provided, however, that such access shall not unreasonably interfere with the Backup Servicer conducting its day to day operations.
ARTICLE 5
MISCELLANEOUS
     SECTION 5.1. Notices, Etc.
          (a) On and after the Assumption Date, Credit Acceptance hereby agrees to provide to the Backup Servicer all notices required to be provided to the Servicer pursuant to the Loan Agreement and the other Transaction Documents, as well as a hard copy sent by a nationally recognized courier service with item tracking capability.
          (b) Except where telephonic instructions or notices are authorized herein to be given, all notices, demands, instructions and other communications required or permitted to be given to or made upon any party hereto shall be in writing and shall be sent electronically or by facsimile transmission with a confirmation of the receipt thereof and shall be deemed to be given for purposes of this Agreement on the day that the receipt of such facsimile transmission is confirmed in accordance with the provisions of this Section 5.1. Unless otherwise specified in a notice sent or delivered in accordance with the foregoing provisions of this Section, notices, demands, instructions (including payment instructions) and other communications in writing shall be given to or made upon the respective parties hereto at their respective addresses and accounts indicated below, and, in the case of telephonic instructions or notices, by calling the telephone number or numbers indicated for such party below:

If to the Borrower:
CAC Warehouse Funding III, LLC
Silver Triangle Building
25505 West Twelve Mile Road
Southfield, Michigan 48034-8339
Attention: Wendy A. Rummler
Telephone: (248) 353-2700 (ext. 4217)
Telecopy: (866) 249-3138

If to the Servicer:
Credit Acceptance Corporation
Silver Triangle Building
25505 West Twelve Mile Road, Suite 3000
Southfield, Michigan 48034-8339

Attention: Wendy A. Rummler
Telephone: (248) 353-2700 (ext. 4217)
Telecopy: (866) 249-3138

If to the Collateral Agent:

Fifth Third Bank
38 Fountain Square Plaza
MD 109046
Cincinnati, Ohio 45263
Attention: Brian Gardner
Facsimile No.: (513) 534-0319
Confirmation No: (513) 534-7949

If to the Deal Agent:

Fifth Third Bank
38 Fountain Square Plaza
MD 109046
Cincinnati, Ohio 45263
Attention: Brian Gardner
Facsimile No.: (513) 534-0319
Confirmation No: (513) 534-7949

If to the Backup Servicer:

Systems & Services Technologies, Inc.
4315 Pickett Road
St. Joseph, MO 64503
Attention: John Chappell, President,
Joseph Booz, EVP/General Counsel
Facsimile: (816) 671-2029
Telephone: (816) 671-2022; (816) 671-2028

with a copy to:
NCO Group, Inc.
507 Prudential Road
Horsham, Pennsylvania 19044
Attn: Joshua Gindin, EVP/General Counsel
     SECTION 5.2. Successors and Assigns. This Agreement shall be binding upon the Backup Servicer, and shall inure to the benefit of the Collateral Agent, the Secured Parties and their respective successors and permitted assigns.
     SECTION 5.3. No Bankruptcy Petition Against the Borrower. The parties hereto agree that until one year and one day after the Collection Date, they shall not: (i) institute the filing of a bankruptcy petition against the Borrower based upon any claim in its favor arising hereunder or under the Transaction Documents; (ii) file a petition or consent to a petition seeking relief on behalf of the Borrower under the Bankruptcy Law; or (iii) consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or similar official) of the Borrower or any portion of the property of the Borrower. The parties hereto agree that all obligations of the Borrower are non-recourse to the Borrower except as specifically set forth in the Transaction Documents.
     SECTION 5.4. [Intentionally Omitted]
     SECTION 5.5. Severability Clause. Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     SECTION 5.6. Amendments. This Agreement and the rights and obligations of the parties hereunder may not be changed orally but only by an instrument in writing signed by the parties hereto.
     SECTION 5.7. GOVERNING LAW; SUBMISSION TO JURISDICTION. (a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAW PRINCIPLES THEREOF.
     (b) EACH OF THE PARTIES HERETO HEREBY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND OF ANY NEW YORK STATE COURT SITTING IN THE CITY OF NEW YORK FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. NOTHING IN THIS SECTION 5.7(b) SHALL AFFECT THE RIGHT OF ANY PARTY TO BRING ANY ACTION OR PROCEEDING AGAINST ANY OTHER PARTY OR ITS RESPECTIVE PROPERTIES IN THE COURTS OF OTHER JURISDICTIONS.
     SECTION 5.8. No Petition. Each of the parties hereto (other than the Deal Agent and each CP Entity) hereby agrees that it will not institute against, or join any other Person in instituting against the Borrower any Insolvency Proceeding so long as there shall not have elapsed one year and one day since the Collection Date. The agreements set forth in this Section 5.8 and the parties’ respective obligations under this Section 5.8 shall survive the termination of this Agreement.

     SECTION 5.9. Counterparts. This Agreement may be executed in any number of copies, and by the different parties hereto on the same or separate counterparts, each of which shall be deemed to be an original instrument.
     SECTION 5.10. Headings. Section headings used in this Agreement are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

          IN WITNESS WHEREOF, the Servicer, Deal Agent, the Borrower, the Backup Servicer and the Collateral Agent, have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

CREDIT ACCEPTANCE CORPORATION, as Servicer
By:	/s/ Douglas W. Busk
	Name:	Douglas W. Busk
	Title:	Treasurer

SYSTEM & SERVICES TECHNOLOGIES, INC., as Backup Servicer
By:	/s/ Joshua Gindin
	Name:	Joshua Gindin
	Title:	Secretary

FIFTH THIRD BANK, as Collateral Agent and as Deal Agent
By:	/s/ Brian Gardner
	Name:	Brian Gardner
	Title:	Vice President

CAC WAREHOUSE FUNDING III, LLC, as Borrower
By:	/s/ Douglas W. Busk
	Name:	Douglas W. Busk
	Title:	Treasurer

[Backup Servicing Agreement Signature Page]

Exhibit I
Backup Servicer Certification

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